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                                                    hours per response...14.9
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)(1)

                                VARIAGENICS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    922196100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


       / /  Rule 13d-1(b)
       / /  Rule 13d-1(c)
       /x/  Rule 13d-1(d)




--------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

-------------------                                       ----------------------
CUSIP NO. 922196100                   13G                 PAGE  2  OF  22  PAGES
                                                               ---    ----
-------------------                                       ----------------------


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Oxford Bioscience Partners II L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) / /
                                                                        (b) / /
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,092,863 Shares
          EACH            ----- ------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 Shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,092,863 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,092,863 Shares
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                / /

------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%
------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
------- ------------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP NO. 922196100                   13G                 PAGE  3  OF  22  PAGES
                                                               ---    ----
-------------------                                       ----------------------


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Oxford Bioscience Partners (Adjunct) II L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) / /
                                                                        (b) / /
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,092,863 Shares
          EACH            ----- ------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 Shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,092,863 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,092,863 Shares
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                / /

------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%
------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
------- ------------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP NO. 922196100                   13G                 PAGE  4  OF  22  PAGES
                                                               ---    ----
-------------------                                       ----------------------


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Oxford Bioscience Partners (GS-Adjunct) II L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) / /
                                                                        (b) / /
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,092,863 Shares
          EACH            ----- ------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 Shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,092,863 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,092,863 Shares
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                / /

------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%
------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
------- ------------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP NO. 922196100                   13G                 PAGE  5  OF  22  PAGES
                                                               ---    ----
-------------------                                       ----------------------



------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        OBP Management II L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) / /
                                                                        (b) / /
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,092,863 Shares
          EACH            ----- ------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 Shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,092,863 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,092,863 Shares
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                / /

------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%
------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
------- ------------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP NO. 922196100                   13G                 PAGE  6  OF  22  PAGES
                                                               ---    ----
-------------------                                       ----------------------



------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Oxford Bioscience Partners (Bermuda) II Limited Partnership
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) / /
                                                                        (b) / /
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,092,863 Shares
          EACH            ----- ------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 Shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,092,863 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,092,863 Shares
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                / /

------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%
------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
------- ------------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP NO. 922196100                   13G                 PAGE  7  OF  22  PAGES
                                                               ---    ----
-------------------                                       ----------------------


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        OBP Management (Bermuda) II Limited Partnership
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) / /
                                                                        (b) / /
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,092,863 Shares
          EACH            ----- ------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 Shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,092,863 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,092,863 Shares
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                / /

------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%
------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
------- ------------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP NO. 922196100                   13G                 PAGE  8  OF  22  PAGES
                                                               ---    ----
-------------------                                       ----------------------


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        OBP Management (Bermuda) II Ltd.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) / /
                                                                        (b) / /
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,092,863 Shares
          EACH            ----- ------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 Shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,092,863 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,092,863 Shares
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                / /

------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%
------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        CO
------- ------------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP NO. 922196100                   13G                 PAGE  9  OF  22  PAGES
                                                               ---    ----
-------------------                                       ----------------------



------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Edmund M. Olivier
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a) / /
                                                                     (b) / /
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,092,863 Shares
          EACH            ----- ------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 Shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,092,863 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,092,863 Shares
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                / /

------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%
------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------

-------------------                                    ------------------------
CUSIP NO. 922196100                   13G              PAGE  10   OF  22  PAGES
                                                            ----     ----
-------------------                                    ------------------------



------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Cornelius T. Ryan
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) / /
                                                                        (b) / /
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,092,863 Shares
          EACH            ----- ------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 Shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,092,863 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,092,863 Shares
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                / /

------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%
------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------

-------------------                                    ------------------------
CUSIP NO. 922196100                   13G              PAGE  11   OF  22  PAGES
                                                            ----     ----
-------------------                                    ------------------------



------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Alan G. Walton
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) / /
                                                                        (b) / /
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,092,863 Shares
          EACH            ----- ------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 Shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,092,863 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,092,863 Shares
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                / /

------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%
------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------

-------------------                                    ------------------------
CUSIP NO. 922196100                   13G              PAGE  12   OF  22  PAGES
                                                            ----     ----
-------------------                                    ------------------------



------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Jonathan J. Fleming
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) / /
                                                                        (b) / /
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,092,863 Shares
          EACH            ----- ------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 Shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,092,863 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,092,863 Shares
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                / /

------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%
------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------

-------------------                                    ------------------------
CUSIP NO. 922196100                   13G              PAGE  13   OF  22  PAGES
                                                            ----     ----
-------------------                                    ------------------------


NOTE: This Statement on Schedule 13G is being filed on behalf of: (i) Oxford Bioscience Partners II L.P., a Delaware limited partnership; (ii) Oxford Bioscience Partners (Adjunct) II L.P., a Delaware limited partnership; (iii) Oxford Bioscience Partners (GS-Adjunct) II L.P., a Delaware limited partnership;
(iv) OBP Management II L.P., a Delaware limited partnership; (v) Oxford Bioscience Partners (Bermuda) II Limited Partnership, a Bermuda limited partnership; (vi) OBP Management (Bermuda) II Limited Partnership, a Bermuda limited partnership; (vii) OBP Management (Bermuda) II Ltd., a Bermuda company;
(viii) Edmund M. Olivier; (ix) Cornelius T. Ryan; (x) Alan G. Walton; and (xi) Jonathan J. Fleming.


Item 1(a).      NAME OF ISSUER:  Variagenics, Inc.

Item 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                60 HAMPSHIRE STREET, BLDG 400, CAMBRIDGE, MA 02139-1548


         ITEM 2(a)                         ITEM 2(b)                       ITEM 2(c)
         ---------                         ---------                       ---------
                                                                         CITIZENSHIP OR
    NAME OF PERSON FILING                    ADDRESS                 PLACE OF ORGANIZATION
    ---------------------                    -------                 ---------------------
Oxford Bioscience Partners II L.P.    Oxford Bioscience Partners          Delaware
     ("OBP II")                       315 Post Road West
                                      Westport, CT 06880


Oxford Bioscience Partners            Oxford Bioscience Partners          Delaware
     (Adjunct) II L.P. ("OBP          315 Post Road West
     Adjunct II")                     Westport, CT 06880


Oxford Bioscience Partners            Oxford Bioscience Partners          Delaware
     (GS-Adjunct) II L.P. ("OBP       315 Post Road West
     GS-Adjunct II")                  Westport, CT 06880


OBP Management II L.P. ("OBP          Oxford Bioscience Partners          Delaware
     Management II"), the general     315 Post Road West
     partner of OBP II, OBP Adjunct   Westport, CT 06880
     II and OBP GS-Adjunct II


Oxford Bioscience Partners            Richmond House                      Bermuda
     (Bermuda) II Limited             Par-la-Ville Road
     Partnership ("OBP Bermuda II")   Hamilton, Bermuda


-------------------                                    ------------------------
CUSIP NO. 922196100                   13G              PAGE  14   OF  22  PAGES
                                                            ----     ----
-------------------                                    ------------------------


OBP Management (Bermuda) II Limited   Richmond House                      Bermuda
     Partnership ("OBP Management     Par-la-Ville Road
     Bermuda II"), the general        Hamilton, Bermuda
     partner of OBP Bermuda II


OBP Management (Bermuda) II Ltd.      Richmond House                      Bermuda
     ("OBP Bermuda II Ltd."), the     Par-la-Ville Road
     corporate general partner of     Hamilton, Bermuda
     OBP Management Bermuda II


Edmund M. Olivier, a general          Oxford Bioscience Partners         United States
     partner of OBP Management II     650 Town Center Drive
     and OBP Management Bermuda II    Costa Mesa, California  92626


Cornelius T. Ryan, a general          Oxford Bioscience Partners         United States
     partner of OBP Management II     315 Post Road West
     and OBP Management Bermuda II    Westport, CT 06880


Alan G. Walton, a general partner     Oxford Bioscience Partners         United States
     of OBP Management II and OBP     315 Post Road West
     Management Bermuda II            Westport, CT 06880


Jonathan J. Fleming, a general        Oxford Bioscience Partners         United States
     partner of OBP Management II     31 St. James Avenue, Suite 905
     and OBP Management Bermuda II    Boston, MA 02116


Item 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value.

Item 2(e). CUSIP NUMBER: 922196100

-------------------                                    ------------------------
CUSIP NO. 922196100                   13G              PAGE  15   OF  22  PAGES
                                                            ----     ----
-------------------                                    ------------------------


Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) / / Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

     (b)  / /  Bank as defined in Section 3(a)(6) of the Act.

     (c)  / /  Insurance Company as defined in Section 3(a)(19) of the Act.

     (d) / / Investment Company registered under Section 8 of the Investment Company Act of 1940.

     (e) / / An Investment Adviser in accordance with Rule 13d-1(b)(i)(ii)(E) of the Act.

     (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

     (g) / / Parent Holding Company or control person, in accordance with Rule 13d-1(b)(ii)(G) of the Act.

     (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

     (i) / / A church plan that is excluded from the definition of investment company under Section 3(c)(14) of the Investment Company Act of 1940.

     (j)  / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J) of the Act.

               None of the above.


Item 4.         OWNERSHIP.

     (a) Amount Beneficially Owned: As of December 31, 2001, each of the following is the owner of record of the number of shares of Common Stock set forth next to his, her or its name:

             OBP II:                                    862,960 Shares
             OBP Adjunct II:                            189,033 Shares
             OBP GS-Adjunct II:                         394,158 Shares
             OBP Management II:                         0 Shares
             OBP Bermuda II:                            646,712 Shares
             OBP Management Bermuda II:                 0 Shares
             OBP Bermuda II Ltd.:                       0 Shares
             Mr. Olivier:                               0 Shares
             Mr. Ryan:                                  0 Shares
             Mr. Walton:                                0 Shares
             Mr. Fleming:                               0 Shares

-------------------                                    ------------------------
CUSIP NO. 922196100                   13G              PAGE  16   OF  22  PAGES
                                                            ----     ----
-------------------                                    ------------------------


     By virtue of their relationship as affiliated limited partnerships, whose sole general partners share individual general partners, OBP II, OBP Adjunct II, OBP GS-Adjunct II and OBP Bermuda II may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock which each partnership owns of record. OBP Management II (as the general partner of OBP II, OBP Adjunct II and OBP GS-Adjunct II) and OBP Management Bermuda II (as the general partner of OBP Bermuda II) may also be deemed to own beneficially the shares of OBP II, OBP Adjunct II, OBP GS-Adjunct II and OBP Bermuda II. OBP Bermuda II Ltd., as the corporate general partner of OBP Management Bermuda II, may also be deemed to own beneficially the shares of OBP II, OBP Adjunct II, OBP GS-Adjunct II and OBP Bermuda II. Messrs. Ryan, Walton, Olivier and Fleming are general partners of both OBP Management II, the general partner of OBP II, OBP Adjunct II, and OBP GS-Adjunct II, and OBP Management Bermuda II, the general partner of OBP Bermuda II. Therefore, each of Messrs. Ryan, Walton, Olivier and Fleming, the general partners of OBP Management II and OBP Management Bermuda II, may be deemed to own beneficially the shares held by OBP II, OBP Adjunct II, OBP GS-Adjunct II and OBP Bermuda II.
     62,468 of the beneficially owned shares of OBP II, 46,815 of the beneficially owned shares of OBP Bermuda II, 16,206 of the beneficially owned shares of OBP Adjunct II and 36,575 of the beneficially owned shares of OBP GS-Adjunct II consist of shares of Common Stock issuable upon the exercise of presently exercisable warrants.

     (b) Percent of Class:

          OBP II:                                  8.9%
          OBP Adjunct II:                          8.9%
          OBP GS-Adjunct II:                       8.9%
          OBP Management II:                       8.9%
          OBP Bermuda II:                          8.9%
          OBP Management Bermuda II:               8.9%
          OBP Bermuda II Ltd.:                     8.9%
          Mr. Olivier:                             8.9%
          Mr. Ryan:                                8.9%
          Mr. Walton:                              8.9%
          Mr. Fleming:                             8.9%

     The foregoing percentages are calculated based on the 23,363,054 shares of Common Stock reported to be outstanding as of November 12, 2001 in the Quarterly Report on Form 10-Q of Variagenics, Inc. for the quarter ended September 30, 2001, as adjusted pursuant to Rule 13d-3 (d)(1) of the Act.

     (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:

           OBP II:                                    0 Shares
           OBP Adjunct II:                            0 Shares
           OBP GS-Adjunct II:                         0 Shares
           OBP Management II:                         0 Shares
           OBP Bermuda II:                            0 Shares

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CUSIP NO. 922196100                   13G              PAGE  17   OF  22  PAGES
                                                            ----     ----
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           OBP Management Bermuda II:                 0 Shares
           OBP Bermuda II Ltd.:                       0 Shares
           Mr. Olivier:                               0 Shares
           Mr. Ryan:                                  0 Shares
           Mr. Walton:                                0 Shares
           Mr. Fleming:                               0 Shares

          (ii) shared power to vote or to direct the vote:

           OBP II:                                    2,092,863 Shares
           OBP Adjunct II:                            2,092,863 Shares
           OBP GS-Adjunct II:                         2,092,863 Shares
           OBP Management II:                         2,092,863 Shares
           OBP Bermuda II:                            2,092,863 Shares
           OBP Management Bermuda II:                 2,092,863 Shares
           OBP Bermuda II Ltd.:                       2,092,863 Shares
           Mr. Olivier:                               2,092,863 Shares
           Mr. Ryan:                                  2,092,863 Shares
           Mr. Walton:                                2,092,863 Shares
           Mr. Fleming:                               2,092,863 Shares

          (iii) sole power to dispose or to direct the disposition of:

           OBP II:                                    0 Shares
           OBP Adjunct II:                            0 Shares
           OBP GS-Adjunct II:                         0 Shares
           OBP Management II:                         0 Shares
           OBP Bermuda II:                            0 Shares
           OBP Management Bermuda II:                 0 Shares
           OBP Bermuda II Ltd.:                       0 Shares
           Mr. Olivier:                               0 Shares
           Mr. Ryan:                                  0 Shares
           Mr. Walton:                                0 Shares
           Mr. Fleming:                               0 Shares

          (iv) shared power to dispose or to direct the disposition of:

           OBP II:                                    2,092,863 Shares
           OBP Adjunct II:                            2,092,863 Shares
           OBP GS-Adjunct II:                         2,092,863 Shares
           OBP Management II:                         2,092,863 Shares
           OBP Bermuda II:                            2,092,863 Shares
           OBP Management Bermuda II:                 2,092,863 Shares
           OBP Bermuda II Ltd.:                       2,092,863 Shares
           Mr. Olivier:                               2,092,863 Shares
           Mr. Ryan:                                  2,092,863 Shares
           Mr. Walton:                                2,092,863 Shares
           Mr. Fleming:                               2,092,863 Shares

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CUSIP NO. 922196100                   13G              PAGE  18   OF  22  PAGES
                                                            ----     ----
-------------------                                    ------------------------

     Each of OBP II, OBP Adjunct II, OBP GS-Adjunct II, OBP Management II, OBP Bermuda II, OBP Management Bermuda II, OBP Bermuda II Ltd., Mr. Olivier, Mr. Ryan, Mr. Walton and Mr. Fleming expressly disclaims beneficial ownership of any shares of Common Stock of Variagenics, Inc., except any shares held directly of record.

Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: / /

Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

Item 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable. OBP II, OBP Adjunct II, OBP GS-Adjunct II, OBP Bermuda II, OBP Management Bermuda II, OBP Bermuda II Ltd., Mr. Olivier, Mr. Ryan, Mr. Walton and Mr. Fleming expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(J) of the Act.

Item 9. NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

Item 10. CERTIFICATION.

     Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

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CUSIP NO. 922196100                   13G              PAGE  19   OF  22  PAGES
                                                            ----     ----
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                                    SIGNATURE

     After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the agreement set forth as EXHIBIT 1.


Dated: February 13, 2002


                                 OXFORD BIOSCIENCE PARTNERS II L.P.

                                 By: OBP Management II L.P., its general partner

                                      By: /S/ JONATHAN J. FLEMING
                                         ------------------------------------
                                      Jonathan J. Fleming
                                      General Partner


                                 OXFORD BIOSCIENCE PARTNERS (ADJUNCT) II L.P.

                                 By: OBP Management II L.P., its general partner

                                      By: /S/ JONATHAN J. FLEMING
                                         -------------------------------------
                                      Jonathan J. Fleming
                                      General Partner


                                 OXFORD BIOSCIENCE PARTNERS
                                 (GS - ADJUNCT) II L.P.

                                 By: OBP Management II L.P., its general partner

                                      By: /S/ JONATHAN J. FLEMING
                                         ------------------------------------
                                      Jonathan J. Fleming
                                      General Partner


                                 OBP MANAGEMENT II L.P.

                                      By: /S/ JONATHAN J. FLEMING
                                         ------------------------------------
                                      Jonathan J. Fleming
                                      General Partner

-------------------                                    ------------------------
CUSIP NO. 922196100                   13G              PAGE  20   OF  22  PAGES
                                                            ----     ----
-------------------                                    ------------------------


                                 OXFORD BIOSCIENCE PARTNERS (BERMUDA) II LIMITED PARTNERSHIP

                                 By: OBP Management (Bermuda) II Limited
                                     Partnership, its general partner

                                     By: /S/ JONATHAN J. FLEMING
                                        ------------------------------------
                                     Jonathan J. Fleming
                                     General Partner


                                 OBP MANAGEMENT (BERMUDA) II LIMITED PARTNERSHIP

                                      By: /S/ JONATHAN J. FLEMING
                                         ------------------------------------
                                      Jonathan J. Fleming
                                      General Partner


                                 OBP MANAGEMENT (BERMUDA) II LTD.

                                      By: /S/ JONATHAN J. FLEMING
                                          -----------------------------------
                                      Jonathan J. Fleming
                                      Director


                                 /S/ EDMUND M. OLIVIER
                                 -----------------------------------------------
                                 Edmund M. Olivier


                                 /S/ CORNELIUS T. RYAN
                                 -----------------------------------------------
                                 Cornelius T. Ryan


                                 /S/ ALAN G. WALTON
                                 -----------------------------------------------
                                 Alan G. Walton


                                 /S/ JONATHAN J. FLEMING
                                 -----------------------------------------------
                                 Jonathan J. Fleming

-------------------                                    ------------------------
CUSIP NO. 922196100                   13G              PAGE  21   OF  22  PAGES
                                                            ----     ----
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                                    EXHIBIT 1

                                    AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Variagenics, Inc.


Dated: February 13, 2002

                                 OXFORD BIOSCIENCE PARTNERS II L.P.

                                 By: OBP Management II L.P., its general partner

                                     By: /S/ JONATHAN J. FLEMING
                                        ------------------------------------
                                     Jonathan J. Fleming
                                     General Partner


                                 OXFORD BIOSCIENCE PARTNERS (ADJUNCT) II L.P.

                                 By: OBP Management II L.P., its general partner

                                     By: /S/ JONATHAN J. FLEMING
                                        -------------------------------------
                                     Jonathan J. Fleming
                                     General Partner


                                 OXFORD BIOSCIENCE PARTNERS
                                 (GS - ADJUNCT) II L.P.

                                 By: OBP Management II L.P., its general partner

                                     By: /S/ JONATHAN J. FLEMING
                                        ------------------------------------
                                     Jonathan J. Fleming
                                     General Partner


                                 OBP MANAGEMENT II L.P.

                                      By: /S/ JONATHAN J. FLEMING
                                      ------------------------------------
                                      Jonathan J. Fleming
                                      General Partner

-------------------                                    ------------------------
CUSIP NO. 922196100                   13G              PAGE  22   OF  22  PAGES
                                                            ----     ----
-------------------                                    ------------------------
                                 OXFORD BIOSCIENCE PARTNERS (BERMUDA) II LIMITED PARTNERSHIP

                                 By: OBP Management (Bermuda) II Limited
                                     Partnership, its general partner

                                     By: /S/ JONATHAN J. FLEMING
                                        ------------------------------------
                                     Jonathan J. Fleming
                                     General Partner


                                 OBP MANAGEMENT (BERMUDA) II LIMITED PARTNERSHIP

                                     By: /S/ JONATHAN J. FLEMING
                                        ------------------------------------
                                     Jonathan J. Fleming
                                     General Partner


                                 OBP MANAGEMENT (BERMUDA) II LTD.

                                     By: /S/ JONATHAN J. FLEMING
                                         -----------------------------------
                                     Jonathan J. Fleming
                                     Director


                                 /S/ EDMUND M. OLIVIER
                                 -----------------------------------------------
                                 Edmund M. Olivier


                                 /S/ CORNELIUS T. RYAN
                                 -----------------------------------------------
                                 Cornelius T. Ryan


                                 /S/ ALAN G. WALTON
                                 -----------------------------------------------
                                 Alan G. Walton


                                 /S/ JONATHAN J. FLEMING
                                 -----------------------------------------------
                                 Jonathan J. Fleming